Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Total System Services, Inc.:

We consent to the use of our reports dated February 23, 2017, with respect to the consolidated balance sheets of Total System Services, Inc., and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2016, the related financial statement schedule in Schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

The Company acquired TransFirst Holdings Corp. during 2016, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, TransFirst Holdings Corp.‘s internal control over financial reporting associated with total assets of $2.6 billion and total revenues of $1.3 billion included in the consolidated financial statements of the Company as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the TransFirst Holdings Corp.

/s/KPMG LLP

Atlanta, Georgia

April 27, 2017